Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS RECORD FULL YEAR 2003 FINANCIAL RESULTS

—Reports Revenue Growth Ahead of Its Markets for 2003—

ATLANTA, February 26, 2004 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and twelve-month periods ended December 31, 2003.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2003	2002	%		2003	2002	%
Net revenues	$106,779	$108,114	(1%	)	$425,873	$420,592	1%
Station operating expenses (1)	63,415	63,355	—		257,790	254,245	1%

Station operating income (2)	43,364	44,759	(3%	)	168,083	166,347	1%
Station operating income margin (3)	40.6%	41.4%	—		39.5%	39.6%	—

Operating income	36,145	38,200	(5%	)	139,092	138,331	1%

Income before cumulative effect of accounting change (4)	20,735	17,263	20%		66,625	59,875	11%
Income before cumulative effect of accounting change per common share – diluted (4)	$0.21	$0.17	24%		$0.66	$0.60	10%

Net income (4)	20,735	17,263	20%		66,625	45,941	45%
Net income per common share – diluted (4)	$0.21	$0.17	24%		$0.66	$0.46	43%

Free cash flow (5)	25,876	24,671	5%		88,388	84,595	4%

(1)	Station operating expenses include cost of services (exclusive of depreciation) and selling, general and administrative expenses.
(2)	Station operating income (previously broadcast cash flow) is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(3)	Station operating income margin is station operating income as a percentage of net revenues.
(4)	Income before cumulative effect of accounting change and net income for the three and twelve-month periods ended December 31, 2003 includes a $2.9 million ($0.03 per diluted share) deferred tax benefit related to a lower effective tax rate for state income taxes.
(5)	Free cash flow is not a measure of performance or liquidity calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “We are pleased to report record 2003 results in a difficult advertising environment. We effectively managed our business in the short-term for the benefit of the long-term, keeping our expenses down while still investing in our station brands. During 2003, it was the strength of these local brands that not only fueled net revenue growth that outpaced the revenue growth in the markets in which we operate, but also led to strong free cash flow growth for the year.”

Operating Results – Fourth Quarter 2003

Net revenues for the fourth quarter of 2003 were $106.8 million, down 1% from fourth quarter of 2002. National revenues increased 3%, while local revenues decreased 5%. While our stations in the Miami, Birmingham, Long Island and Southern Connecticut markets were down, our stations in Orlando, Tampa, Richmond and Greenville-Spartanburg delivered strong growth during the fourth quarter of 2003. Revenues at our stations in Atlanta were even with the prior year’s fourth quarter.

Station operating expenses were flat compared to fourth quarter of 2002. During the fourth quarter of 2003, the cost of program rights in Atlanta and Orlando, as well as talent fees and special event expenses, increased as compared to fourth quarter of 2002. These increases were offset by a decrease in incentive compensation and lower bad debt expense during fourth quarter 2003 as compared to fourth quarter 2002.

Station operating income decreased $1.4 million to $43.4 million, a decrease of 3% from the fourth quarter of 2002, for the reasons discussed above. Station operating income margin decreased to 40.6% from 41.4% in the fourth quarter of 2002.

Operating income for the fourth quarter of 2003 was $36.1 million, a decrease of $2.1 million compared to the fourth quarter of 2002, for the reasons discussed above.

Interest expense during the fourth quarter of 2003 totaled $7.0 million, as compared to $9.4 million for the fourth quarter of 2002. This was as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility. The average rate on our credit facility was 1.8% during the fourth quarter of 2003, which was lower than the comparable rate during the fourth quarter of 2002 and, in turn, contributed to the overall decrease in interest expense for the 2003 period.

Income taxes decreased approximately $3.1 million to $8.3 million in the fourth quarter of 2003 compared to $11.4 million in the fourth quarter of 2002, primarily as a result of a $2.9 million deferred tax benefit related to a lower effective tax rate for state income taxes.

Net income increased $3.5 million to $20.7 million for the fourth quarter of 2003, for the reasons discussed above.

Capital expenditures for the fourth quarter of 2003 totaled $2.4 million.

For the fourth quarter 2003, no pro forma or same station results have been provided, as those results would approximate actual results.

Operating Results - Full Year 2003

Net revenues for 2003 increased $5.3 million to $425.9 million, a 1% increase compared to 2002. National revenues increased 7%, while local revenues were down 2%. Overall growth in revenues was primarily a result of the focus on our core strategy, which includes managing our inventories, maintaining our competitive rates, and the successful execution of our consultative selling strategy. Revenue growth market leaders were Orlando, Tampa, Richmond, Dayton, Louisville and Greenville-Spartanburg. Increases in revenues were partially offset by revenue decreases in Atlanta, Long Island, Birmingham, Southern Connecticut and Tulsa. During 2003, revenues at WFOX-FM in Atlanta, our recently reformatted station, decreased $4.7 million compared to 2002. Excluding WFOX-FM, net revenues in Atlanta were up 3% for 2003.

Station operating expenses increased $3.5 million to $257.8 million, an increase of 1% from 2002. This increase was primarily due to: costs associated with the reformatting of WFOX-FM in Atlanta; higher programming costs related to sports programming primarily in Atlanta and Orlando; and an increase in promotion costs during the first half of 2003, although promotional spending was scaled back during the last half of 2003 due to decreased local revenues. These increases were partially offset by a decrease in sales costs as a result of changes in the sales compensation structure at our stations in Atlanta and Southern Connecticut, a decrease in incentive compensation as a result of lower revenues, a reduction in bad debt expense and the reversal of music license fee accruals as a result of the resolution of the license fee rate making proceedings between the radio industry and Broadcast Music, Inc.

Station operating income increased $1.7 million to $168.1 million, an increase of 1% from 2002, for the reasons discussed above. Station operating income margin decreased to 39.5% from 39.6% in 2002.

Operating income for 2003 increased $0.8 million to $139.1 million. This was primarily as a result of an increase in net revenues in excess of operating expenses, as discussed above.

Interest expense during 2003 totaled $33.6 million, as compared to $39.7 million for 2002. This decrease was as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility. The average rate on our credit facility was 1.9% for 2003, which was lower than the comparable rate for 2002 and, in turn, contributed to the overall decrease in interest expense from year to year.

Income taxes increased approximately $0.1 million to $38.4 million in 2003 compared to $38.3 million in 2002, primarily as a result of increased earnings in 2003 offset by a $2.9 million deferred tax benefit related to a lower effective tax rate for state income taxes.

Income before cumulative effect of accounting change increased $6.8 million to $66.6 million, an increase of 11% from 2002 for the reasons discussed above.

Net income increased $20.7 million to $66.6 million for 2003, primarily as a result of a $13.9 million after-tax loss related to the cumulative effect of accounting change as a result of adopting SFAS No. 142 in the first quarter of 2002 and for the reasons discussed above.

Capital expenditures for 2003 totaled $10.5 million.

For the full year 2003, no pro forma or same station results have been provided, as those results would approximate actual results.

As of December 31, 2003, we had consolidated debt of $535.0 million and generated $151.8 million of adjusted EBITDA during the twelve months ended December 31, 2003. As a result, our ratio of consolidated debt to adjusted EBITDA was 3.5x at December 31, 2003. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Business Outlook

Robert F. Neil continued, “We are optimistic as we look ahead to 2004 and expect full-year revenues to be up in the mid-single digits over full year 2003. While we expect first quarter revenues to be positive, we face difficult comparisons in the near term given our very strong performance last year. For example, in January of 2003, our revenues were up almost 11% compared to 6% revenue growth for the industry. In addition, while overall trends are improving, business has remained somewhat erratic with a wide disparity between our markets. We look forward to the future and believe our long-term focus and proven ability to execute operationally position us to deliver impressive revenue and cash flow growth in an improving advertising environment.”

Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results today at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live web cast on the Investor Relations portion of the Company’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, March 4, 2004, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), pass code 4469269. The web cast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net revenues:
Local	$75,319	$79,200	$303,985	$308,872
National	24,736	24,025	96,228	89,935
Other	6,724	4,889	25,660	21,785

Total revenues	106,779	108,114	425,873	420,592
Operating expenses:
Cost of services (exclusive of depreciation shown separately below)	22,705	22,115	95,617	93,152
Selling, general and administrative	40,710	41,240	162,173	161,093
Corporate general and administrative	3,506	3,312	16,272	15,489
Depreciation	2,848	2,992	11,714	12,096
Amortization	29	29	117	118
Other operating expenses, net	836	226	888	313

Operating income	36,145	38,200	139,092	138,331
Other income (expense):
Interest income	(1)	—	8	32
Interest expense	(7,031)	(9,432)	(33,575)	(39,682)
Other	(117)	(149)	(479)	(508)

Income before income taxes and cumulative effect of accounting change	28,996	28,619	105,046	98,173

Current income tax expense	4,523	4,315	19,307	14,722
Deferred income tax expense	3,738	7,041	19,114	23,576

Total income tax expense	8,261	11,356	38,421	38,298

Income before cumulative effect of accounting change	20,735	17,263	66,625	59,875
Cumulative effect of accounting change, net of tax	—	—	—	(13,934)

Net income	$20,735	$17,263	$66,625	$45,941

Basic net income per share
Income before cumulative effect of accounting change	$0.21	$0.17	$0.66	$0.60
Cumulative effect of accounting change	—	—	—	(0.14)

Net income per common share	$0.21	$0.17	$0.66	$0.46

Diluted net income per share
Income before cumulative effect of accounting change	$0.21	$0.17	$0.66	$0.60
Cumulative effect of accounting change	—	—	—	(0.14)

Net income per common share	$0.21	$0.17	$0.66	$0.46

Weighted average basic common shares outstanding	100,292	100,182	100,238	100,098

Weighted average diluted common shares outstanding	100,612	100,537	100,542	100,532

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, free cash flow, adjusted EBITDA and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net (which consists of the gain (loss) on sales of assets and radio stations and goodwill impairment charges), depreciation, amortization and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus cumulative effect of accounting change, deferred income tax expense, other expense, other operating expenses, net, depreciation and amortization and minus capital expenditures.

•	Adjusted EBITDA is operating income excluding other operating expenses, net, depreciation and amortization.

•	Consolidated debt is the combination of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third-party indebtedness.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreements and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and adjusted EBITDA should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and Adjusted EBITDA should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited) (In thousands)

Operating income	$36,145	$38,200	$139,092	$138,331
Adjustments:
Other operating expenses, net	836	226	888	313
Amortization	29	29	117	118
Depreciation	2,848	2,992	11,714	12,096
Corporate general and administrative	3,506	3,312	16,272	15,489

Station operating income	$43,364	$44,759	$168,083	$166,347

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
	(In thousands)
Net income	$20,735	$17,263	$66,625	$45,941
Adjustments:
Cumulative effect of accounting change	—	—	—	13,934
Deferred income tax expense	3,738	7,041	19,114	23,576
Other	117	149	479	508
Other operating expenses, net	836	226	888	313
Amortization	29	29	117	118
Depreciation	2,848	2,992	11,714	12,096
Capital expenditures	(2,427)	(3,029)	(10,549)	(11,891)

Free cash flow	$25,876	$24,671	$88,388	$84,595

The following table reconciles operating income for the twelve months ended December 31, 2003, from Cox Radio’s financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

Twelve Months Ended December 31, 2003
(Unaudited)
(In thousands)
Operating income	$139,092
Adjustments:
Other operating expenses, net	888
Amortization	117
Depreciation	11,714

Adjusted EBITDA	$151,811

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of December 31, 2003
(Unaudited)
(In thousands)
Balance sheet debt:
Due from Cox Enterprises	$(6,284)
Notes payable	534,744
Off-balance sheet guarantee:
Guarantee of Honolulu Broadcasting, Inc. loan.	6,564

Consolidated debt	$535,024